Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALUMET, INC.

(a Delaware corporation)

Calumet, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Calumet, Inc.

2.	The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 8, 2024, under the name “Calumet, Inc.”.

3.

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and amends the original certificate of incorporation of the Corporation. This Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of the original certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Calumet, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 800,000,000, which shall be divided into two classes as follows: 700,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive any dividends to the extent permitted by applicable law when, as and if declared by the board of directors of the Corporation (the “Board of Directors”).

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by applicable law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5 Reservation of Shares of Common Stock for Warrants. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock the number of shares of Common Stock that are issuable in connection with the exercise of any and all outstanding warrants issued by the Corporation.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Subject to the rights of the holders of any outstanding series of Preferred Stock and subject to Section 5.3(c), the Board of Directors shall solely consist of such number of directors as shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Classification; Designation; Nomination; Vacancies.

(a) Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation (the “Preferred Stock Directors”)), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the Corporation’s first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the Corporation’s second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the Corporation’s third annual meeting of stockholders following the effectiveness of this Section 5.2. Upon the expiration of the initial term of each class of directors set forth in the preceding sentence of this Section 5.2(a), respectively, directors of such class shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal (in accordance with this Certificate of Incorporation), retirement or disqualification. In the case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be fixed solely by the Board of Directors (as determined solely by the Board of Directors); provided, further, that the Board of Directors shall not change the class designation of the THG Designees (as defined below) without the prior written approval of the THG Stockholders (as defined below). Subject to the immediately preceding sentence and Section 5.2(c), the Board of Directors shall have the exclusive power to fix the number of directors in each class and is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock and subject to Section 5.2(c) and Section 5.2(e), unless otherwise required by applicable law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal (in accordance with this Certificate of Incorporation) or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal (in accordance with this Certificate of Incorporation), retirement or disqualification. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) In connection with the election of directors at each annual or special meeting of stockholders of the Corporation at which directors are to be elected, the THG Stockholders shall have the right, but not the obligation, to designate for nomination by the Corporation to the Board of Directors a number of designees equal to (in no case less than zero): (i) two directors so long as the THG Stockholders and their respective Affiliates collectively beneficially own 16.7% or more of the outstanding shares of Equity Securities (within the meaning of clause (i) of the definition of Equity Securities); and (ii) one director in the event that the THG Stockholders and their respective Affiliates collectively beneficially own less than 16.7% but more than 5% of the outstanding shares of Equity Securities (within the meaning of clause (i) of the definition Equity Securities), in each case of clause (i) and (ii), the directors to be nominated at such meeting shall be reduced by the number of THG Designees serving on the Board of Directors at such time who are not members of the class subject to election at such meeting of stockholders of the Corporation; provided, that the THG Stockholders shall permanently, and despite any later increase in their beneficial ownership, no longer be entitled to designate a director nominee at such time as the THG Stockholders and their respective Affiliates collectively beneficially own Common Stock representing less than 5% of the outstanding shares of Equity Securities (within the meaning of clause (i) of the definition of Equity Securities).

(d) With respect to any annual or special meeting of stockholders of the Corporation at which directors are to be elected, to the extent that the THG Stockholders have the right to designate a THG Designee pursuant to Section 5.2(c) at such annual or special meeting and subject to the laws of the State of Delaware (including with respect to fiduciary duties under Delaware law), each THG Designee (i) will be nominated and recommended by the Board of Directors to be elected as a director at such annual or special meeting of stockholders and included in the Corporation’s slate of nominees to be elected or appointed to the Board of Directors at such annual or special meeting of stockholders, (ii) will be recommended by the Board of Directors to the stockholders of the Corporation for a vote in favor of any such THG Designee, (iii) will be included in any proxy or consent solicitation statement of the Corporation or the Board of Directors in favor of any nominees for election or appointment to the Board of Directors and (iv) without limiting the foregoing, will receive the Corporation’s best efforts to cause such nominees who are THG Designees to be elected to the Board of Directors, including the Corporation providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

(e) For so long as the THG Stockholders have the right to designate a THG Designee pursuant to Section 5.2(c), in the event that a vacancy is created at any time by the death, resignation, removal (in accordance with this Certificate of Incorporation), retirement or disqualification of any member of the Board of Directors designated by the THG Stockholders pursuant to Section 5.2(c), the vacancy so created shall be filled solely with a designee of the THG Stockholders (subject to the laws of the State of Delaware (including with respect to fiduciary duties under Delaware law)), and may not be filled with any other Person.

(f) In the event that the THG Stockholders shall cease to have the right to designate one or more director(s) pursuant to Section 5.2(c), the THG Designee(s) selected by the THG Stockholders shall continue to serve until his or her term expires at the next applicable annual meeting of stockholders of the Corporation or until his earlier death, resignation, removal, retirement or disqualification. In the event such THG Designee resigns, is removed or is not renominated for election (due to THG Stockholder ceasing to have the right to designate such THG Designee) in accordance with this Section 5.2(f), the directors remaining in office shall be entitled to decrease the size of the Board of Directors to eliminate such vacancy and no consent under Section 5.3(c)(ii) shall be required in connection with such decrease.

(g) Any director, or the entire Board of Directors (other than any Preferred Stock Director), may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote on the election of directors, voting together as a single class. Notwithstanding the foregoing, whenever the holders of any class or series are entitled to elect one or more directors by this Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series, and not the vote of the outstanding shares as a whole, shall apply.

(h) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, removal, retirement or disqualification. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, removal, retirement or disqualification of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers.

(a) Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation, Section 5.2 and this Section 5.3) the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Except as required by applicable law, for so long as the THG Stockholders and their respective Affiliates collectively beneficially own 15% or more of the outstanding shares of Equity Securities (within the meaning of clause (i) of the definition Equity Securities), the attendance of at least one THG Designee shall be required to constitute a quorum of the Board of Directors (or any committee of the Board of Directors on which a THG Designee serves) for the transaction of business with respect to such action or decision unless each THG Designee provides notice in writing or by electronic transmission to the remaining members of the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation waiving his or her right to be included in the quorum at such meeting; provided, however, that this Section 5.3(b) shall not apply to any Board of Directors meeting or committee meeting necessary to address any catastrophe or other similar emergency condition for the Corporation or in the case of any other emergency (as defined in Section 110 of the DGCL). Notwithstanding the foregoing, if there is less than a quorum at any meeting of the Board of Directors (or any committee thereof on which any of the THG Designees serves), a majority of the directors of the Corporation present may adjourn the meeting to a time no earlier than five business days after written notice of such adjournment has been given to each director of the Corporation not then in attendance. If a THG Designee is not present at the next meeting following an adjournment, then the presence of a number of directors of the Corporation exceeding 50% of the entire Board of Directors (or exceeding 50% of the entire committee, as applicable) entitled to vote shall constitute a quorum for the next meeting.

(c) Until the earlier of (i) the THG Stockholders and their respective Affiliates first ceasing to collectively beneficially own at least 5% of the outstanding shares of Equity Securities (within the meaning of clause (i) of the definition Equities Securities), (ii) July 10, 2027 and (iii) the termination of the Stockholders’ Agreement (as defined below), the following actions by the Corporation or any of its subsidiaries shall require the approval of the THG Stockholders, in addition to any approval by the stockholders of the Corporation or by the Board of Directors (or by the required governing body of any subsidiary of the Corporation as required by such subsidiary’s organizational documents) required by applicable law, this Certificate of Incorporation or the Bylaws of the Corporation (as amended and/or restated from time to time in accordance with the terms thereof and Section 10.2, the “Bylaws”):

(i) any amendment, modification or restatement of this Certificate of Incorporation or the Bylaws or the organizational documents of any subsidiary of the Corporation that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act (as defined below);

(ii) any increase or decrease in the size of the Board of Directors;

(iii) terminating the employment of the Chief Executive Officer of the Corporation or hiring a new Chief Executive Officer of the Corporation, or removing the Chairperson of the Board of Directors or appointing a new Chairperson of the Board of Directors; and

(iv) initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Corporation or any subsidiary of the Corporation that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

(d) For so long as the THG Stockholders have the right to designate a THG Designee pursuant to Section 5.2(c) and to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), each committee of the Board of Directors shall include at least one THG Designee; provided that the ability of any THG Designee to serve on a committee shall be subject to the Corporation’s obligation to comply with any applicable independence requirements of The Nasdaq Stock Market LLC (or such other securities exchange or interdealer quotation system on which shares of Common Stock are then listed or quoted), the Securities and Exchange Commission and state law (including with respect to fiduciary duties under Delaware law) as determined in good faith by the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Written Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation) and subject to the Bylaws, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only at an annual or special meeting of stockholders duly called and may not be taken by consent of the stockholders in lieu of such a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation related to such series of Preferred Stock.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by applicable law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, and may not be called by any other Person or Persons. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 8.1 Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL.

Section 8.2 Applicable Restrictions to Business Combinations. Notwithstanding the provisions of Section 8.1, the Corporation shall not engage in any business combination (as defined below), at any point in time at which any class of Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time such stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 8.3 Certain Definitions. Notwithstanding anything to the contrary set forth in Section 14.1 and solely for purposes of this Article VIII:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial ownership or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article VIII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata, to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that either (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) any Principal Holder or Principal Holder Direct Transferee, (B) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (C) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (C) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, for purposes of this Article VIII, the Board of Directors, in its sole discretion, shall determine whether a stockholder became an interested stockholder inadvertently.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(h) “Principal Holders” means (A) the THG Investor and its current and future affiliates (so long as any such respective affiliate remains an affiliate), (B) its and their related trusts, trustees and family members, (C) its and their respective successors and assigns and (D) any “group” of which any such person referred to in the foregoing clauses (A) through (C) is part under Rule 13d-5 of the Exchange Act; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article VIII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE IX

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X

AMENDMENT

Section 10.1 Amendment of Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation (including, without limitation, Section 5.3(c) and any provision of a Preferred Stock Designation that provides for a greater or lesser vote), the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including, without limitation, any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing and except as otherwise provided in this Certificate of Incorporation (including, Section 5.3(c) and any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by applicable law, the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII, Article X, Article XI, Article XII, Article XIII and Section 14.1 of this Certificate of Incorporation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock and subject to Section 5.3(c), Section 242(d) of the DGCL shall apply to amendments to this Certificate of Incorporation.

Section 10.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject Section 5.3(c), the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Notwithstanding the foregoing sentence, except as otherwise provided in this Certificate of Incorporation (including Section 5.3(c) and the terms of any Preferred Stock Designation that require an additional vote), the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

Section 11.1 General. In recognition and anticipation that (a) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the THG Investor and its Affiliates may serve as directors, officers or agents of the Corporation, (b) the THG Investor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the THG Investor or its Affiliates, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 11.2 Renunciation of Certain Corporate Opportunities; No Duty to Refrain. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for (a) the THG Investor or any of its Affiliates or (b) any Non-Employee Director or his or her Affiliates (such Persons (as defined below) identified in (a) and (b) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the Corporation or any of its Affiliates. To the fullest extent permitted by applicable law, none of the Identified Persons shall have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person. Notwithstanding the foregoing and anything in this Section 11.2 to the contrary, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 11.1 shall not apply to any such corporate opportunity.

Section 11.3 Opportunities Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 11.4 Notice and Consent. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

LIABILITY OF DIRECTORS AND OFFICERS

Section 12.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. All references in this Article XII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision set forth in this Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

Section 12.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article XII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XII, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.

ARTICLE XIII

FORUM FOR ADJUDICATION OF DISPUTES; ENFORCEABILITY

Section 13.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by applicable law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America. For purposes of this Article XIII, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Section 13.2 Enforceability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIV

ADDITIONAL DEFINED TERMS

Section 14.1 Except as otherwise set forth in this Certificate of Incorporation, the following terms used in this Certificate of Incorporation shall have the following meanings:

“Affiliate” shall mean, (i) with respect to any Person (other than the THG Investor or Non-Employee Director), an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; (ii) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (iii) with respect to the THG Investor, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and its and their respective related trusts (including charitable trusts), trustees, family members, successors, and assigns and any investment fund, vehicle or holding company of which the THG Investor or an Affiliate of the THG Investor serves as the general partner, managing member or discretionary manager or advisor. For the avoidance of doubt, each of the following Persons shall constitute an Affiliate of the THG Investor for purposes of this Certificate of Incorporation: Calumet, Incorporated; Irrevocable Intervivos Trust Number 12.27.73 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and His Issue U/A Dated December 18, 2012: 989,902; Maggie Fehsenfeld Trust Number 106 12.30.74 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and His Issue U/A Dated December 18, 2012: 989,902; The Heritage Group Investment Company, LLC; James C Fehsenfeld Revocable Trust, Fred M Fehsenfeld Revocable Trust U/A 01/28/20; Suzanne M Fehsenfeld Revocable Trust U/A 01/28/20, and Paul James Schumacher & Amy Mae Schumacher Joint Account; and Kobe Foundation Inc.

“beneficial owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “beneficially own” and “beneficial ownership” shall have correlative meanings.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Equity Securities” shall mean any and all shares of (i) Common Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization, (ii) Preferred Stock, and (iii) any equity securities (including Preferred Stock) convertible into, or exchangeable or exercisable for, any of the foregoing shares, and options, warrants or other rights to acquire any of the foregoing shares or other securities.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Permitted Transferee” shall mean any Person that is an Affiliate of the THG Investor to whom the THG Investor or another Affiliate of the THG Investor Transfers Equity Securities of the Corporation in accordance with the terms hereof; provided, however, that such transferee shall agree in a writing to be bound by and to comply with all applicable provisions of the Stockholders’ Agreement.

“Person” or “person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated July 10, 2024, by and among the Corporation and the THG Investor (as the same may be amended, supplemented, restated or otherwise modified from time to time).

“THG Designee” shall mean any director designated by the THG Stockholders pursuant to Section 5.2(c).

“THG Investor” shall mean The Heritage Group.

“THG Stockholder” or “THG Stockholders” shall mean the THG Investor and its Permitted Transferees; provided that any reference to this Certificate of Incorporation to any action to be taken or consented to by the THG Stockholders under this Agreement (including any amendments or waivers of this Certificate of Incorporation under Article X) shall require only the approval of THG Stockholders holding at least a majority of the outstanding Common Stock held by the THG Stockholders in the aggregate.

“Transfer” shall mean, directly or indirectly, to sell, transfer, assign, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

Section 14.2 Construction. Whenever the context requires, the gender of all words used in this Certificate of Incorporation includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles, Sections and subsections refer to articles, sections and subsections of this Certificate of Incorporation. Whenever the words “include,” “includes” or “including” are used in this Certificate of Incorporation, they shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 10th day of July 2024.

By:	/s/Todd Borgmann
Name: Todd Borgmann
Title: President & Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation